Exhibit 99.1

(2) The securities are held as follows: 1,892,453 shares of common stock and a warrant to purchase 126,163 shares of common stock held by Alta Biopharma Partners III, L.P., 127,095 shares of common stock and a warrant to purchase 8,472 shares of common stock held by Alta Biopharma Partners III GmbH & Co. Beteiligungs KG and 46,637 shares of common stock and a warrant to purchase 3,109 shares of common stock held by Alta Embarcadero Biopharma Partners III, LLC (collectively, the Alta Shares). Alta Partners III, Inc. provides investment advisory services to Alta Biopharma Partners III, L.P., Alta Biopharma Partners III GmbH & Co. Beteiligungs KG and Alta Embarcadero Biopharma Partners III, LLC (collectively, the Alta Funds). The directors of Alta Biopharma Management III, LLC, which is a general partner of Alta Biopharma Partners III, L.P., the managing limited partner of Alta Biopharma Partners III GmbH & Co. Beteiligungs KG, and the manager of Alta Embarcadero Biopharma Partners III, LLC, exercise sole dispositive and voting power over the securities owned by the Alta Funds. The Reporting Person, a director of Alta Biopharma Management III, LLC and a manager of Alta Embarcadero Biopharma Partners III, LLC, may be deemed to beneficially own the securities. The Reporting Person disclaims beneficial ownership over these securities, except to the extent of her pecuniary interest therein.